Exhibit 99.2 [NATCO Logo]

Press Release

11210 Equity Drive, Suite 100 Houston, TX 77041 Phone: (713) 849-7500 Fax: (713) 849-8976 Contact: Andy Smith

NATCO Receives Letter of Authorization for Balance of Major CO2 Membrane Project

Houston, Texas, USA (February 17, 2009) - NATCO Group Inc. (NYSE: NTG) today announced that it has received an $87 million Letter of Authorization for the balance of a previously announced project to provide CO2 membrane separation technology and equipment for the Tangga Barat Cluster Development Project for PETRONAS Carigali Sdn Bhd (PCSB) in Malaysia. This LOA commits the balance of a contract, which exceeds $120 million, and is the largest single contract award in NATCO’s history. NATCO will supply this offshore project with a Cynara® membrane and pretreatment system for the selective capture of CO2 from the produced natural gas stream.

In 2008, under previous Letters of Intent issued for this project, NATCO began early engineering and ordering of some long-lead equipment purchases, which allowed a timely start while contractual details were finalized. Final delivery of this project is expected in April 2010.

“We are delighted to now have the full commitment for this important project which reflects the strength of NATCO’s technology and the excellent working relationship we share with PETRONAS," said John U. Clarke, NATCO Chairman and Chief Executive Officer. “NATCO technology was selected based on the proven performance of similar membrane separation projects in the region, and the key differentiators of space and weight savings that the technology brings to critical offshore applications.”

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.